CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FedNat Holding Company
Sunrise, Florida

We consent to the incorporation by reference in the following Registration Statements:
(1)Registration Statement Form S-3 (Nos. 333-235675 and 333-225464) of FedNat Holding Company,
(2)Registration Statement Form S-4 (No. 333-235941) of FedNat Holding Company, and
(3)Registration Statement Form S-8 (Nos. 333-225842 and 333-188217) of FedNat Holding Company;

of our reports dated March 29, 2021, with respect to the consolidated financial statements and schedules of FedNat Holding Company, and the effectiveness of internal control over financial reporting of FedNat Holding Company included in this Annual Report (Form 10-K) of FedNat Holding Company for the year ended December 31, 2020.

/s/ Ernst & Young LLP

Charlotte, North Carolina
March 29, 2021